Exhibit 99.1

American Public Education Reports First Quarter 2023 Results

Revenue Growth at APUS, Hondros, and GSUSA;

New President and Leadership in Place at Rasmussen

CHARLES TOWN, WV (May 09, 2023) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended March 31, 2023.

First Quarter Highlights:

•	APUS, Hondros, and Graduate School all produced year-over-year enrollment growth

•	Consolidated revenue decreased 3.3% year-over-year to $149.7 million.

•	Total cash and cash equivalents was approximately $136.2 million, compared to $129.5 million as of December 31, 2022, representing an increase of $6.7 million or 5.2%.

•	Net loss available to common stockholders was $7.2 million, compared to net income of $5.3 million in the prior year period, which included a non-cash gain on acquisition of $4.5 million, representing a year-over-year decrease in earnings of $12.5 million.

•	Adjusted EBITDA decreased 59.7% year-over-year to $7.0 million.

“APEI delivered first quarter adjusted EBITDA above our expectations. APUS achieved a seven year enrollment record and Hondros an all-time high record enrollment. In second quarter, we expect three of our four education units -- APUS, Hondros, and GSUSA to continue to deliver enrollment gains,” said Angela Selden, President and Chief Executive Officer of APEI, “Additionally, we recently appointed Paula Singer as the President at Rasmussen University to lead the efforts in reinvigorating enrollments and improving outcomes. Her 27 years of experience in higher education have established her as a highly regarded education and business leader with a track record of achieving significant enrollment growth.”

Financial Results:

Three months ended March 31, 2023 compared to three months ended March 31, 2022:

•	Total consolidated revenue for 2023 decreased 3.3% to $149.7 million, compared to total revenue of $154.7 million in 2022. This was primarily due to a $9.6 million, or 14.4%, decrease in revenue in our Rasmussen University (“RU”) Segment, partially offset by a $2.0 million, or 63.9%, increase in Graduate School USA (“GSUSA”) revenue included in Corporate and Other, a $1.6 million, or 13.9%, increase in revenue in our Hondros College of Nursing (“HCN”) Segment and a $0.9 million, or 1.2% increase in revenue in our American Public University System (“APUS”) Segment. The RU Segment revenue decrease was primarily due to an 11.7% decrease in total student enrollment as compared to the prior year period. The APUS Segment revenue increase was primarily due to a 2.4% increase in net course registrations as compared to the prior year period. The HCN Segment revenue increase was primarily due to a 36.0% increase in new student enrollment, which contributed to a 10.1% increase in total student enrollment compared to the prior year period.

•	Total costs and expenses increased 3.7% to $155.1 million in 2023, compared to $149.5 million for the same period in 2022. Costs and expenses for the three months ended March 31, 2023 included $2.4 million in non-recurring transition services fees in our RU Segment related to the termination of the marketing contract with Collegis, LLC (“Collegis”), effective January 31, 2023. Increases in costs and expenses for the three months ended March 31, 2023 as compared to the prior year period also included increases in bad debt expense and employee compensation and technology costs, and were partially offset by a decrease in advertising costs.

o	Instructional costs and services increased $2.2 million in 2023 to $73.9 million, compared to $71.7 million in 2022, primarily due to an increase in nursing faculty compensation costs, technology costs, and classroom costs in our HCN Segment, increases in employee compensation and related costs, travel costs, and technology costs in Corporate and Other, and an increase in technology costs in our RU Segment, partially offset by decreases in employee compensation costs in our APUS and RU Segments.

o	Selling and promotional expenses increased $0.6 million in 2023 to $39.9 million, compared to $39.3 million in 2022, primarily due to $2.4 million in transition services fees in our RU Segment related to the termination of the Collegis marketing contract. This increase was partially offset by decreases in advertising costs in our APUS and HCN Segments.

o	General and administrative expenses increased $3.9 million in 2023 to $33.5 million, compared to $29.6 million in 2022, primarily due to increases in technology costs in all segments and Corporate and Other, an increase in bad debt expense in our RU and HCN Segments, and increases in employee compensation costs in Corporate and Other.

•	Interest expense was $1.8 million in 2023, compared to $3.4 million in 2022. The decrease in interest expense was primarily due to the decrease in the outstanding balance in our senior secured term loan facility. In December 2022, we made $65.0 million in prepayments to reduce our outstanding debt.

•	During the three-month period ended March 31, 2023, $1.5 million of dividends were declared and paid on our Series A Senior Preferred Stock that was originally issued in December 2022.

•	Net loss available to common stockholders was $7.2 million in 2023, compared to net income available to common stockholders of $5.3 million in 2022, driven by a decrease in revenue and increases in costs as discussed above.

•	Net loss per diluted common share was $0.38 in 2023, compared to net income per diluted common share of $0.28 in the same period of 2022.

•	Adjusted EBITDA was $7.0 million in 2023, compared to $17.4 million in 2022, with the decrease primarily driven by the same impacts as those impacting net loss available to common stockholders.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of March 31, 2023 was approximately $136.2 million, compared to $129.5 million as of December 31, 2022, representing an increase of $6.7 million, or 5.2%. The increase in cash and cash equivalents was primarily due to cash provided by operating activities, partially offset by increases in capital expenditures and preferred dividend payments.

•	As of March 31, 2023, approximately $19.2 million was due from the Army, of which $10.0 million was older than 60 days from the course start date, as compared to $26.0 million due from the Army as of December 31, 2022, of which $16.5 million was older than 60 days from the course start date.

Registrations and Enrollment:

	2023	2022	% Change
American Public University System[1]
For the three months ended March 31, Net Course Registrations	96,300	94,000	2%

Rasmussen University[2]
For the three months ended March 31, Total Student Enrollment	14,300	16,200	(12)%

Hondros College of Nursing[3]
For the three months ended March 31, Total Student Enrollment	2,700	2,500	10%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

Excludes students in doctoral programs.

2Rasmussen Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Second Quarter 2023 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI’s earnings conference call and presentation for further details.

	Second Quarter 2023 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	85,300 to 88,700	2% to 6%

HCN Student enrollment	3,000	22%

RU Student enrollment	13,900	-12%
- Nursing	6,400	-22%
- Non-Nursing	7,500	-3%

($ in millions except EPS)
APEI Consolidated revenue	$145.5 to $147.5	-3% to -1%
APEI Net loss available to common stockholders	-$6.4 to -$5.0	n.m.
APEI Adjusted EBITDA	$4.4 to $6.4	-70% to -56%
APEI Diluted EPS	-$0.36 to -$0.28	n.m

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and Adjusted EBITDA (EBITDA less non-recurring expenses and non-cash expenses such as stock compensation). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended March 31, 2023 and 2022, Adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, M&A-related professional fees, and transition services fees related to the termination of the Collegis marketing contract.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that our non-GAAP measures exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and Adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s first quarter 2023 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA, educate the service-minded student by providing career-focused higher education and career learning.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 89,600 adult learners worldwide via accessible and affordable higher education. Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,900 students across its 22 campuses and student service centers in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at its six campuses in Ohio, one in Indiana, and one campus in suburban Detroit, Michigan that opened in October 2022. It is the largest educator of PN (LPN) nurses in the state of Ohio** with approximately 3,000 students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” “potentially,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expectations for growth, registration, enrollments, revenues, net income, earnings per share, EBITDA and Adjusted EBITDA, and plans with respect to and future impacts of recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs, the inability to effectively market the Company’s programs or expand into new markets, the loss or disruption of the Company’s ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance, the inability to maintain enrollments from military students, effects of changes the Company makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed, the inability to adjust to future market demands, continued strong competition in the education market, failure to comply with regulatory and accrediting agency requirements or to maintain institutional accreditation and the impacts of any actions the Company may take to prevent or correct such failure, the impact of recent regulatory rulemakings, the loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid, economic and market conditions and changes in interest rates, difficulties involving business combinations and acquisitions, the Company’s indebtedness and preferred stock, dependence on and the need to continue to invest in the Company’s technology infrastructure, inability to attract, retain, and develop skilled personnel, impacts of changes in management, and the risk factors described in the risk factor section and elsewhere in the Company’s annual report on Form 10-K and in the Company’s other SEC filings. You should not place any undue reliance on any forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
	(unaudited)
Revenues	$149,689	$154,747
Costs and expenses:
Instructional costs and services	73,889	71,698
Selling and promotional	39,924	39,319
General and administrative	33,489	29,589
Loss on disposals of long-lived assets	1	793
Depreciation and amortization	7,756	8,148
Total costs and expenses	155,059	149,547
(Loss) Income from operations before interest and income taxes	(5,370)	5,200
Gain on acquisition	—	4,533
Interest (expense) income	(1,779)	(3,355)
(Loss) Income before income taxes	(7,149)	6,378
Income tax (benefit) expense	(1,414)	1,040
Equity investment loss	(5)	(5)
Net (loss) income	$(5,740)	$5,333
Preferred stock dividends	1,457	-
Net (loss) income available to common stockholders	$(7,197)	$5,333

Earnings per common share:
Basic	$(0.38)	$0.28
Diluted	$(0.38)	$0.28

Weighted average number of common shares:
Basic	18,982	18,805
Diluted	19,072	18,879

	Three Months Ended
Segment Information:	March 31,
	2023	2022
Revenues:
APUS Segment	$73,978	$73,090
RU Segment	$57,467	$67,099
HCN Segment	$13,140	$11,541
Corporate and other[1]	$5,104	$3,017
Income (loss) from operations before interest and income taxes:
APUS Segment	$17,074	$13,182
RU Segment	$(12,864)	$891
HCN Segment	$(1,303)	$(995)
Corporate and other	$(8,277)	$(7,878)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA in 2023 and in 2022 and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended March 31, 2023 and 2022:

	Three Months Ended
	March 31,
(in thousands, except per share data)	2023	2022
Net (loss) income available to common stockholders	$(7,197)	$5,333
Preferred dividends	1,457	-
Net (loss) income	$(5,740)	$5,333
Income tax (benefit) expense	(1,414)	1,040
Interest expense	1,779	3,355
Equity investment loss	5	5
Depreciation and amortization	7,756	8,148
EBITDA	2,386	17,881

Gain on acquisition	-	(4,533)
Stock compensation	2,224	2,356
Loss on disposals of long-lived assets	1	793
M&A - related professional and integration fees	-	908
Transition services	2,403	-
Adjusted EBITDA	$7,014	$17,405

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three months ending June 30, 2023:

	Three Months Ending
	June 30, 2023
(in thousands, except per share data)	Low	High
Net loss available to common stockholders	$(6,448)	$(5,048)
Preferred dividends	1,488	1,488
Net loss	(4,960)	(3,560)
Income tax benefit	(2,126)	(1,526)
Interest expense	2,555	2,555
Depreciation and amortization	7,050	7,050
EBITDA	2,519	4,519

Stock Compensation	1,855	1,855
Adjusted EBITDA	$4,374	$6,374